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                                                                       EXHIBIT 5

                            CARTER, LEDYARD & MILBURN
                                Counselors at Law
                                  2 Wall Street
                            New York, New York 10005
                                   ----------

                                 (212) 732-3200
                               Fax (212) 732-3232


                                                  December 5, 1996

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re:  Pall Corporation

Ladies and Gentlemen:

         We have acted as counsel for Pall Corporation, a New York corporation (the "Corporation"), in connection with the issuance of up to 11,323,938 shares (the "Shares") of the Common Stock, par value $.10 per share, of the Corporation, and up to 11,323,938 Common Share Purchase Rights (the "Rights"), to the stockholders of Gelman Sciences Inc. ("Gelman") pursuant to the Agreement and Plan of Reorganization and Merger dated October 27, 1996, by and among the Corporation, Pall Acquisition Corporation and Gelman (the "Merger Agreement"). Each Right is attached to one of the Shares and, prior to the Distribution Date (as defined in the Rights Agreement providing for the Rights), will be transferable with and only with, and will be evidenced by the certificate evidencing, such Share. Pursuant to the Merger Agreement, (i) up to 698,144 of the Shares (the "Option Shares") may be issued after the merger provided for in the Merger Agreement, upon the exercise of options which are being offered by the Corporation (the "Options") in exchange for currently outstanding options to purchase shares of Gelman common stock, and (ii) up to 124,142 of the Shares (the "Warrant Shares") may be issued after the said merger upon the exercise of currently outstanding warrants to purchase shares of Gelman common stock
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Securities and Exchange Commission                                          -2-



(the "Warrants"), which Warrants will automatically, in accordance with their terms, be converted into warrants to purchase Shares at the effective time of the Merger.

         We have examined the Merger Agreement, the Warrants and the form of the Options, as well as originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and such other documents as we have deemed relevant as a basis for our opinion hereinafter expressed.

         Based on the foregoing, we are of the opinion that (i) the Shares, the Rights and the Options, when issued and delivered pursuant to the Merger Agreement, will be legally issued, and the Shares will be fully paid and non-assessable, and (ii) the Option Shares, the Warrant Shares and attached Rights, when paid for in accordance with the terms of the Options and the Warrants, will be legally issued, and the Option Shares and Warrant Shares will be fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Corporation's Registration Statement on Form S-4 being filed in connection with the issuance of the Shares, the Rights and the Options, and to the reference to this firm appearing under the captions "The Merger -- Conditions to the Merger" and "Legal Matters" in the prospectus constituting Part I of the said Registration Statement.

         Heywood Shelley, a member of this firm, is a director of the Corporation.

                                                  Very truly yours,

                                                  /s/ Carter, Ledyard & Milburn